As filed with the Securities and Exchange Commission on August 10, 2017
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)

Caterpillar 401(k) Savings Plan
(Full Title of the Plan)

Suzette M. Long
Interim Executive Vice President, Law and Public Policy, & Corporate Secretary
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	21,000,000(1)	$113.285(2)	$2,378,985(2)	$275,724(2)
(1) Represents shares of common stock, par value $1.00 per share (the “Common Stock”), of Caterpillar Inc. (the “Registrant”) that may be offered for sale pursuant to the Caterpillar 401(k) Savings Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. In addition, this Registration Statement covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2) Pursuant to Securities Act Rule 457(c) and in accordance with Rule 457(h)(1), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 3, 2017, as quoted on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant relating to shares of its common stock, par value $1.00 per share (“Common Stock”) that may be offered for sale to participants in the Caterpillar 401(k) Savings Plan (“Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Item 1 and Item 2 of Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant and the Plan with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;
•	The Caterpillar 401(K) Savings Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2016; and
•	All other reports filed by the Registrant or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act between December 31, 2016 and the date of the filing of this Registration Statement.

All documents subsequently filed by the Registrant and the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other contemporaneously or subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Description of Common Stock

The authorized Common Stock of the Company consists of two billion (2,000,000,000) shares of common stock, par value $1.00 per share. At June 30, 2017, there were 590,972,792 shares of Common Stock outstanding. All issued and outstanding shares of Common Stock of the Registrant, including the shares of Common Stock offered pursuant to this Registration Statement, are or will be fully paid and non-assessable. Holders of Common Stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. Subject to the prior right of any future series of preferred stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Registrant’s board of directors out of funds legally available and to share ratably in the assets available for distribution upon liquidation. Each share of Common Stock is entitled to one vote at all meetings of stockholders. The holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

The Common Stock of the Registrant is listed on the New York Stock Exchange in the United States. In addition, as of the date of this Registration Statement, the Common Stock of the Company is also listed for trading on stock exchanges in France and Switzerland. The Transfer Agent and Registrar for our Common Stock is Computershare Shareowner Services.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.
Delaware Law on Indemnification
Section 145 of the Delaware General Corporation law (the “DGCL”) allows the Registrant to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions, suits or proceedings (other than a “derivative” action by or on behalf of the Registrant) if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant. If the matter is a criminal proceeding, indemnification would only occur if the individual had no reasonable cause to believe his or her conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the Registrant, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows the Registrant to provide in its certificate of incorporation that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.
Caterpillar Bylaws and Certificate of Incorporation
Under Article V of the Registrant’s amended and restated bylaws, it agrees to indemnify officers and directors to the full extent permitted by Delaware law. In addition, the Registrant’s board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of their employment with the Registrant. Article Ninth of the Registrant’s restated certificate of incorporation provides for exculpation of directors in a manner consistent with Section 102(b)(7) of the DGCL, as described above. The Registrant also maintains directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q (001-00768) for the quarter ended June 30, 2012)

4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2016 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 10, 2016)

4.3	Caterpillar 401(k) Savings Plan (As Amended and Restated Effective January 1, 2017)

4.4	First Amendment to the Caterpillar 401(k) Savings Plan, effective as of January 6, 2017

4.5	Second Amendment to the Caterpillar 401(k) Savings Plan, effective as of March 31, 2017

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

The Registrant will submit or has submitted the Plan and any amendments to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that subsections (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those sections is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois on this 10th day of August, 2017.

CATERPILLAR INC. (Registrant)
August 10, 2017	By:	/s/ Suzette M. Long
Suzette M. Long Interim Executive Vice President, Law and Public Policy & Corporate Secretary

Each person whose signature appears below constitutes and appoints Suzette M. Long and Chad J. Wiener, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this Registration Statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

August 10, 2017	/s/ Jim Umpleby	Director and Chief Executive Officer
Jim Umpleby

August 10, 2017	/s/ Bradley M. Halverson	Group President and Chief Financial Officer
Bradley M. Halverson

August 10, 2017	/s/ Jananne A. Copeland	Chief Accounting Officer
Jananne A. Copeland

August 10, 2017	/s/ David L. Calhoun	Chairman of the Board
David L. Calhoun

August 10, 2017	/s/ Daniel M. Dickinson	Director
Daniel M. Dickinson

August 10, 2017	/s/ Juan Gallardo	Director
Juan Gallardo

August 10, 2017	/s/ Jesse J. Greene, Jr.	Director
Jesse J. Greene, Jr.

August 10, 2017	/s/ Jon M. Huntsman, Jr.	Director
Jon M. Huntsman, Jr.

August 10, 2017	/s/ Dennis A. Muilenburg	Director
Dennis A. Muilenburg

August 10, 2017	/s/ William A. Osborn	Director
William A. Osborn

August 10, 2017	/s/ Debra L. Reed	Director
Debra L. Reed

August 10, 2017	/s/ Edward B. Rust, Jr.	Director
Edward B. Rust, Jr.

August 10, 2017	/s/ Susan C. Schwab	Director
Susan C. Schwab

August 10, 2017	/s/ Miles D. White	Director
Miles D. White

August 10, 2017	/s/ Rayford Wilkins, Jr.	Director
Rayford Wilkins, Jr.

SIGNATURES
The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Peoria, the State of Illinois, on this 10th day of August, 2017

Caterpillar 401(k) Savings Plan
August 10, 2017	By:	/s/ Sanjay Patel
Sanjay Patel
Director, Compensation + Benefits
Chair, Caterpillar Inc. Benefit Administrative Committee

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)

4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2016 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 10, 2016)

4.3	Caterpillar 401(k) Savings Plan (As Amended and Restated Effective January 1, 2017)

4.4	First Amendment to the Caterpillar 401(k) Savings Plan, effective as of January 6, 2017

4.5	Second Amendment to the Caterpillar 401(k) Savings Plan, effective as of March 31, 2017

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (contained in the signature page to this Registration Statement)